CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS [ ] AND AN ASTERISK*, HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

EXECUTION COPY

COOPERATION AGREEMENT

This AGREEMENT, dated as of June 27, 2017 (this “Agreement”), is made and entered into by The Meet Group, Inc., a Delaware corporation (the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or, with their respective affiliates and associates, the “Investor Group”), which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.001 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 4,425,000 shares of the Common Stock outstanding as of the date hereof; and

WHEREAS, the Company has agreed, at the request of the Investor Group, to cause Jim Parmelee (“New Director A”) and a person to be selected from the Director Candidate Pool (as defined herein) (“New Director B”) (collectively, the “New Directors”) to be appointed to the Company’s Board of Directors (the “Board”), and to come to an agreement with respect to certain other matters as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Board Composition Matters.

(a)       Appointment of New Director A. The Company agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), effective immediately following the execution of this Agreement, to (i) cause the Board to increase the size of its membership from six (6) to seven (7) members; (ii) accept the resignation of one existing member of the Board to become effective immediately prior to the appointment of New Director A; and (iii) appoint New Director A to the Board with a term on the Board expiring at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and until his successor is duly elected and qualified. The Company further agrees that without the unanimous approval of the Board, during the period from the execution of this Agreement until the expiration of the Standstill Period (as defined below), the size of the Board shall not be increased beyond seven (7) members.

(i)   Identification and Appointment of New Director B. No later than ninety (90) calendar days from the date of execution of this Agreement (the “New Director B Appointment Deadline”), the Company shall take the necessary steps to cause the Board to appoint one of the candidates set forth on Exhibit A (as the same may be supplemented or otherwise amended from time to time by the mutual constent of the Company and the Investor Group, the “Director Candidate Pool”) as New Director B with a term on the Board expiring at the 2018 Annual Meeting and until his or her successor is duly elected and qualified. The Company agrees that, if New Director B is not appointed to the Board prior to the New Director B Appointment Deadline and none of the candidates included in the Director Candidate Pool are willing to serve on the Board by the New Director B Appointment Deadline, (1) the Company and Investor Group will discuss in good faith the identification and selection of a mutually agreed upon substitute person to be added to the Director Candidate Pool following the same process that they would follow pursuant to Section 1(f) hereof if either of the New Directors, following their appointment to the Board, is unable to serve as a director for any reason, resigns as a director, or is removed as a director prior to the end of the term of office; and (2) the New Director B Appointment Deadline shall no longer apply and, in lieu thereof, shall be replaced by the time periods set forth in Section 1(f) hereof.

(b)       Board’s Review of Qualifications and Determination of Independence. Prior to the execution of this Agreement (i) the Nominating and Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of New Director A and each of the individuals included within the Director Candidate Pool to serve as members of the Board and has determined that they are so qualified, and (ii) the Board has determined that each of the New Directors and each of the individuals included within the Director Candidate Pool are “independent” as defined by the listing standards of NASDAQ.

(c)       Committees. The Company agrees that, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that each of the New Directors is appointed to at least one (1) of the three (3) standing committees of the Board that the Company is required to maintain in accordance with the NASDAQ listing standards; provided that, with respect to each such committee appointment, the New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the rules of NASDAQ that are applicable to the composition of such committee.

(d)       Board Policies and Procedures. The Investor Group acknowledges that each of the New Directors shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of Company securities, public disclosures, stock trading, and stock ownership, and that each of the New Directors shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. Further, the Investor Group acknowledges that the New Directors will be requested to provide the Company with such information as is reasonably requested by the Company concerning the New Directors as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard director and officer questionnaire, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(e)       Rights and Benefits of the New Directors. The Company agrees that each of the New Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(f)       Replacements. The Company agrees that, during the Standstill Period (as defined below), if any of the New Directors is unable to serve as a director for any reason, resigns as a director, or is removed as a director prior to the end of the term of office, and at such time the Investor Group beneficially owns in the aggregate at least three percent (3.0%) of the Company’s then outstanding Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Company and the Investor Group shall work together in good faith to identify and select a replacement director candidate to be appointed to the Board which shall only be appointed to the Board after having been mutually agreed upon by both the Company and the Investor Group. Any such mutually agreed upon replacement director candidate shall qualify as “independent” pursuant to NASDAQ’s listing standards and have the relevant financial and business experience to fill the resulting vacancy. Each of the Investor Group and the Company shall determine, and inform the other party of its determination, whether any proposed replacement director candidate is acceptable and meets the foregoing criteria, within ten (10) business days after such party has conducted interview(s) of such proposed replacement director candidate. Each of the Company and the Investor Group shall use their respective reasonable best efforts to cause any interview(s) contemplated by this Section 1(f) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within ten (10) business days after the receipt of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire. Upon acceptance of a replacement director candidate by both the Company and the Investor Group, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days after both parties have confirmed in writing that they have mutually agreed upon such candidate. Following the appointment of any director to replace a New Director in accordance with this Section 1(f), any reference to New Directors herein shall be deemed to include such replacement director.

2.         Actions by the Investor Group.

(a)        Voting Agreement.

(i)       Stockholders Meetings. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees to (A) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board); and, except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters which the Board recommends against stockholder approval; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than with respect to the election of nominees as directors to the Board or the removal of directors from the Board) that is different from the recommendation of the Board, each of the Investors shall have the right to vote on the Company’s proxy card or voting instruction form in accordance with the ISS recommendation (the “Other Voting Recommendation”); and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board. No later than five (5) business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination that results in a Change of Control (as defined below) of the Company; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding the adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); or (G) any other transactions that would result in a Change of Control of the Company.

(ii)       Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and to take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(ii).

(iii)      Special Meeting Demands. In connection with any demand by a stockholder of the Company that the Company call a special meeting of stockholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(a)(iii).

3.         Standstill.

(a)         Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) will, and it will cause each of its Related Persons not to, directly or indirectly, alone or with others, in any manner:

(i)        propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;

(ii)       engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)      acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities of the Company, that would result, or could result, in the Investor Group owning, in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof), in excess of 10% of the shares of Common Stock outstanding;

(iv)      seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;

(v)       sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity that would knowingly result in any third party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate 5% or more of the shares of Common Stock outstanding at such time;

(vi)      sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, any securities (including common and preferred equity interests and debt that is convertible into any equity interests) of the Company or any rights decoupled from the underlying securities held by the Investors to any Affiliate or Associate of the Investors not a party to this Agreement;

(vii)     except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, governance, policies, strategic direction, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”

(ix)       seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;

(x)        initiate, encourage or participate in any “vote no,” “withhold” or similar campaign;

(xi)       deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);

(xii)      seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company or with respect to the submission of any stockholder proposals (including any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(xiii)      form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group);

(xiv)     demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) or pursuant to any other statutory right;

(xv)      commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the DGCL; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xv);

(xvi)     disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; provided, however, that nothing herein shall prohibit the Investor Group from engaging in private discussions with the Company concerning the Investor Group’s views or suggestions concerning the Company;

(xvii)    enter into any negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xviii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xix)      take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xx)       otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)          Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any director of the Company (including, but not limited to, the New Directors) in their capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly). For the avoidance of doubt, no provision in this Section 3 or elsewhere in this Agreement shall prohibit privately-negotiated transactions in the Common Stock solely between or among the Investors.

(c)          As of the date of this Agreement, none of the Investors are engaged in any discussions or negotiations with any person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person concerning the acquisition of economic ownership of any securities of the Company, and have no actual and non-public knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. The Investors agree to refrain from taking any actions during the Standstill Period to intentionally encourage other stockholders of the Company, or any other persons to engage in any of the actions referred to in the previous sentence.

(d)          As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person.

(e)           Notwithstanding anything contained in this Agreement to the contrary:

(i)      The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and

(ii)  For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(f)      For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m. Eastern Time on the date of the certification of the vote of stockholders at the 2018 Annual Meeting.

4.        Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing.

5.        Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.        Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

7.         Mutual Non-Disparagement.

(a) Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period or (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period or (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws.

(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.

8.       Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Mutual Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.

9.        SEC Filings.

(a)     No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.

(b)     No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith.

10.      Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

11.         Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

The Meet Group, Inc.

100 Union Square Drive

New Hope, PA 18938

Fax No.: (215) 862.7825

Email: fred@themeetgroup.com

Attention: Frederic A. Beckley, Esq., General Counsel and Executive Vice President, Business Affairs

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, DC 20004

Fax No.: (202) 739-3001

Email: keith.gottfried@morganlewis.com

Attention: Keith E. Gottfried, Esq.

If to any Investor:

Harvest Capital Strategies LLC

600 Montgomery Street, Suite 1700

San Francisco, CA 94111

Fax No.: (415) 869-4433

Email: investments@harvestcaps.com

Attention: Jeffrey B. Osher, Managing Director

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Fax No.: (212) 451-2222

E-mail: swolosky@olshanlaw.com

             afreedman@olshanlaw.com

Attention: Steve Wolosky, Esq.

                   Andrew Freedman, Esq.

12.     Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware executed and to be performed wholly within the State of Delaware, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

13.     Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

14.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.     Representative. Each Investor hereby irrevocably appoints Jeffrey B. Osher as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.

16.     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18.     Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.     Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

20.     Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

21.     Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.     Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.

24.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.

25.     No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.     Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

THE MEET GROUP, INC.

By: /s/ Frederic Beckley

Name: Frederic Beckley

Title: General Counsel & EVP Business Affairs

HARVEST SMALL CAP PARTNERS MASTER, LTD.

By: Harvest Capital Strategies LLC

Investment Manager

By: /s/ Jeffrey B. Osher

Name: Jeffrey B. Osher

Title: Managing Director

HARVEST SMALL CAP PARTNERS, L.P.

By: Harvest Capital Strategies LLC

Investment Manager

By: /s/ Jeffrey B. Osher

Name: Jeffrey B. Osher

Title: Managing Director

HARVEST SMALL CAP PARTNERS GP, LLC

By: Harvest Capital Strategies LLC

Investment Manager of the Limited Partner

By: /s/ Jeffrey B. Osher

Name: Jeffrey B. Osher

Title: Managing Director

HARVEST CAPITAL STRATEGIES LLC

By: /s/ Jeffrey B. Osher

Name: Jeffrey B. Osher

Title: Managing Director

/s/ Jeffrey B. Osher

JEFFREY B. OSHER

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS [ ] AND AN ASTERISK*, HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

DIRECTOR CANDIDATE POOL

[***]

EXHIBIT B

STOCKHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned

Harvest Small Cap Partners Master, Ltd.	2,763,182
Harvest Small Cap Partners, L.P.	1,661,818

Aggregate total beneficially owned by the Investor Group:	4,425,000

EXHIBIT C

FORM OF PRESS RELEASE

THE MEET GROUP reaches agreement with harvest capital

Agrees to Appoint Two New Independent Directors to The Meet Group’s Board

NEW HOPE, PA, June 27, 2017 – The Meet Group, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, today announced that it has entered into a cooperation agreement with Harvest Capital Strategies LLC and its affiliates, which, in the aggregate, beneficially owns approximately 6.3% of The Meet Group’s outstanding shares, regarding the composition of The Meet Group’s Board of Directors. Under the terms of the agreement, The Meet Group has agreed to appoint to its Board two new independent directors: Jim Parmelee, who has agreed to join the Meet Group Board effective immediately, and a second director mutually acceptable to The Meet Group and Harvest Capital to be identified within the next ninety days.

Spencer G. Rhodes, The Meet Group’s Chairman of the Board, stated, “We are pleased to have reached this cooperation agreement with Harvest Capital, as we believe this outcome serves the best interests of The Meet Group and its stockholders. We are also pleased to welcome Jim Parmelee to our Board and look forward to the insights and experience he will bring.”

Jeffrey B. Osher, the Managing Director of Harvest Capital, stated, “We have spent considerable time with The Meet Group’s senior management team and strongly support their strategy of creating a compelling portfolio of mobile meeting apps. Under Geoff Cook’s leadership, The Meet Group has methodically grown its global platform while delivering consistent profitability and cash flow. We look forward to continuing our collaboration with The Meet Group’s Board and senior management team as they execute on their long-term growth initiatives and focus on shareholder value creation.”

Pursuant to the cooperation agreement, Harvest Capital has agreed that, until the certification of the shareholder vote at The Meet Group’s 2018 Annual Meeting of Stockholders, it will abide by certain customary standstill provisions.

The cooperation agreement between The Meet Group and Harvest Capital will be included as an exhibit to a Current Report on Form 8-K that The Meet Group will file with the Securities and Exchange Commission.

Morgan, Lewis & Bockius LLP served as legal counsel to The Meet Group. Olshan Frome Wolosky LLP served as legal advisor to Harvest Capital.

The Meet Group also announced today that it has appointed The Blueshirt Group to lead its investor relations communications and strategy. The Blueshirt Group is a leading tech-focused investor relations firm that specializes in investor relations, IPO advisory, financial communications, financial media relations and crisis management.

About Jim Parmelee

Mr. Parmelee brings over 25 years of technology industry experience.  He is currently an advisor to Hamilton Robinson Capital Partners, a middle market focused private equity firm.  Jim was previously a Managing Director in Peak Ten Management LLC, where he was responsible for the firm's investments in the software, Internet and technology infrastructure verticals.  Before Peak Ten, Jim was a Partner in Union Square Advisors, an M&A advisory firm focused on the technology sector, where he led the firm's global Information Technology infrastructure practice.  Jim was previously a leading data networking and telecom equipment equity research analyst at Credit Suisse First Boston (now Credit Suisse).  Jim was highly ranked by external polls throughout his research career including being named six times to Institutional Investor Magazine's All America Research Team.

About The Meet Group

The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Using innovative products and sophisticated data science, The Meet Group keeps its approximately 2.8 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. The Meet Group utilizes high user density, economies of scale, and leading monetization strategies with the goal of maximizing adjusted EBITDA. Our apps – currently MeetMe®, Skout®, Tagged®, and Hi5® – let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. For more information, please visit themeetgroup.com.

MEET Investor Contact:

The Blueshirt Group

Allise Furlani

allise@blueshirtgroup.com

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